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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:      Richard Harrison                      Rob Whetstone
              Vice President - Finance              Pondel Parsons & Wilkinson
              (949) 453-3200                        (310) 207-9300


               INTERPORE INTERNATIONAL AND CROSS MEDICAL PRODUCTS
                           COMPLETE MERGER TRANSACTION

IRVINE, Calif. -- May 7, 1998 -- Interpore International (Nasdaq NM: BONZ) and Cross Medical Products (Nasdaq: CRSS) today announced the completion of their previously announced merger, creating a combined medical device company offering an expanded range of products to orthopaedic and neurosurgeons. Stockholders of both companies overwhelmingly approved the merger transaction yesterday. The company intends to operate under the name Interpore Cross International.

Pursuant to the merger agreement, a wholly-owned subsidiary of Interpore has been merged with and into Cross, with Cross becoming a wholly-owned subsidiary of Interpore. As a result of the merger, each share of Cross common stock has been converted into the right to receive 1.275 shares of Interpore common stock.

David C. Mercer, Chairman and Chief Executive Officer of Interpore, said, "Nearly three months after we announced our intention to merge, we are more convinced than ever that this merger is an excellent fit for both companies. The complementary strengths of each partner's product portfolio and the critical mass achieved by the combination should bring greater value to all of our shareholders."

Mercer added, "Our combined product portfolio of synthetic bone graft materials and spinal implant systems is ideally positioned to benefit our customers, shareholders and employees through cross-selling of our products, as well as through synergies which we expect to realize from the combination of our respective operations."

Joseph A. Mussey, the new President and Chief Operating Officer of Interpore, said, "Because our companies shared a common vision and similar culture, we have been able to move swiftly in integrating our organizations. We are currently implementing programs to achieve cost savings in our newly combined corporate support functions and distribution channels. The merger provides the combined company with a critical mass which should enhance our growth potential in the rapidly consolidating medical device industry."

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Genesis Merchant Group Securities, L.L.C. served as financial advisor to
Interpore and Piper Jaffray Inc. served as financial advisor to Cross Medical in connection with the merger.

Interpore also announced that, immediately prior to the Interpore/Cross merger, Interpore completed its reincorporation from California to Delaware.

The combined company, Interpore Cross International (Nasdaq NM: BONZ), based in Irvine, is a medical device company specializing in the development, manufacture and marketing of synthetic bone and tissue products for use in the orthopaedic, oral/maxillofacial and ophthalmic markets and the worldwide supply of spinal implant devices used to treat degenerative conditions and deformities of the spine.

Certain statements in this release are forward-looking and may involve risk and uncertainties, including, but not limited to: risks that anticipated synergies from the merger will not be realized; risks that the two companies cannot be successfully integrated; product demand and market acceptance risks; the development of future products; successful completion of clinical studies; regulatory approval of new products; and the impact of competitive products. Additional information on factors that could affect the company's financial results and growth prospects is disclosed in the company's reports filed from time to time with the Securities and Exchange Commission.

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